EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 033-47073 and No. 333-154364) pertaining to The Scotts Miracle-Gro Company of our report dated June 23, 2022, with respect to the financial statements of The Scotts Company LLC Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2021.

/s/ MEADEN & MOORE, LTD.
Cleveland, Ohio
June 23, 2022